Exhibit 99.1

Good Gaming, Inc. States Its Voters Have Spoken And Announce The Mainnet Launch Of Its First To Market NFT Game MicroBuddies™ On December 17, 2021

OTC Markets Removes The Shell Risk Symbol On GMER From The OTCIQ System

Kennett Square, PA, December 13, 2021, Good Gaming, Inc. (OTCQB: GMER) (the “Company”) is pleased to announce the greatly anticipated mainnet launch of its first to market NFT game Microbuddies™ on Friday, December 17, 2021, at 7:00 PM EST.

As previously reported, the Company announced plans last week to have all Nano Factory Token holders who have been involved in the Beta I and Beta II testing program vote on launch readiness based on their gameplay and user experience. With a majority vote in excess of 95%, the voters have spoken, and the game will be launching this Friday at 7:00 PM EST.

The Company is preparing to permanently bridge over to the Polygon blockchain through the Polygon mainnet, which will allow for faster transactions with significantly lower gas fees for our MicroBuddies game players as they start to facilitate actual blockchain transactions.

Douglas “Fluxty” Wathen, Good Gaming Lead Gaming Developer, stated, “We are blown away by the overwhelming response and voting results of our Nano Factory Token holders to immediately initiate gameplay based on their user experience through our Beta I and II test programs. Our team has spent a significant amount of time and effort to develop enhancements and patch fixes for our final product. Additionally, gamers will also be experiencing a significantly more enhanced version of the game through UX, UI, and animation upgrades that will take effect on our official launch date.”

The Company is also pleased to report that OTC Markets has officially removed the Shell Risk designation symbol off of the OTCIQ system. The removal of the shell risk symbol is vital as the Company sets out to meet its 2022 agenda.

About NFTs

The NFT market has created tremendous new opportunities in the art and gaming industry. As of September 01, 2021, more than $5.5 billion was spent on NFTs, representing an increase of 50 times the trading of Q4 2020.

NFT breeding games such as CryptoKitties allow players to collect virtual cats and “breed” them together to make new, unique cats. The NFTs can then be sold to others on third-party marketplaces such as OpenSea and typically pay a royalty of 2.5%-10% to the organization that created the project. With a recent valuation exceeding $7.6 billion dollars for its parent company Dapper Labs and NFT games like Axie Infinity, which recently posted over $2 billion in sales YTD, the Company feels its first-to-market NFT game MicroBuddies™ is poised to obtain market share in the NFT gaming space.

https://blockworks.co/nft-market-is-far-from-over-as-sales-hit-12-month-high/

https://news.bitcoin.com/end-of-augusts-nft-sales-tapped-all-time-high-at-1-billion-last-weeks-nft-sales-hit-821-million/

About MicroBuddies™

Good Gaming, Inc. is in the final stages of preparation for the mainnet launch of its first-to-market collectible NFT game, MicroBuddies™, where players will be able to collect lovable, self-replicating microbes that passively produce their own in-game currency GOO™.

GOO™ can be used to replicate new MicroBuddies™ from existing ones and customize their genome using a strategic artificial selection process. Well-bred MicroBuddies™ will have a high rate of GOO™ production, so players who develop their skills will create greater opportunities for themselves.

At the Polygon Mainnet launch of MicroBuddies™, a player will use their special Nano Factory Tokens to synthesize Generation 0 MicroBuddies™ and begin the game. The first 2,500 MicroBuddies™, collectively known as Generation 0, are expected to be the rarest and most scarce set of MicroBuddies™ and what the rest of the game will propagate from. If the Nano Factory Tokens sell out, or a player fails to purchase a Nano Factory Token before the game’s launch, the only way to acquire a MicroBuddy and play will be to first purchase one from another player on the secondary market at the fair market value.

To purchase MicroBuddies™ limited edition Nano Factory Tokens, go to:

https://microbuddies.io

We invite everyone to join our corporate-supported social media platforms to engage with one another, receive reliable, up-to-date, accurate information, and communicate in our Good Gaming, Inc. and MicroBuddies™ communities.

Official Game Documentation is available at:

https://docs.microbuddies.io.

Visit us on our social media platforms:

Discord

https://discord.com/invite/MicroBuddies

Telegram Group

https://t.me/microbuddiesio

Telegram Channel

https://t.me/MicroBuddies

Twitter

https://twitter.com/microbuddies

https://twitter.com/GOODGMER

Reddit

https://www.reddit.com/r/MicroBuddies/

Instagram

https://www.instagram.com/goodgmer/

Facebook

https://www.facebook.com/GoodGMER

https://www.facebook.com/GoodGamingMC

Twitch

https://www.twitch.tv/goodgaminginc

YouTube Channel

https://www.youtube.com/channel/UC3YyoK_Xdo7sfPmse898Nog/

About Good Gaming:

Good Gaming is an innovative brand leading the gaming industry across multiple segments in the space since 2008. Beginning with our roots as a collaborative space for gamers to share their knowledge, we established ourselves as one of the leaders in hosting Hearthstone tournaments. In 2016, we expanded our reach to develop multiple Minecraft servers with some of the most popular versions of Prison and SkyBlock, then created our completely custom-developed NFT blockchain game, MicroBuddies™, in 2021. The Good Gaming advantage comes from our development team’s close relationship with the player communities of all of our games. The constant communication and resulting feedback further expand our proprietary content, and we continue to be influencers in the realm. Good Gaming continues to find exciting and innovative ways to branch across the gaming industry. As a staff and community, our goal is to cement our place as a fun and collaborative place for ALL gamers to enjoy.

For more information about Good Gaming, please visit our website:

https://www.good-gaming.com

Safe Harbor: This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of Good Gaming Inc., its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; (iii) growth strategy and operating strategy. The words “may,” “would,” “will,” “expect,” “estimate,” “can,” “believe,” “potential,” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond Good Gaming Inc.’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. More information about the potential factors that could affect the business and financial results is and will be included in Good Gaming, Inc.’s filings with the Securities and Exchange Commission , including those set forth as “Risk Factors” in such filings.

MEDIA CONTACT:

Public Relations and Shareholder Information:

Joseph M. Vazquez III

Phone: (888) 245-3005

Email: infinityglobalconsulting@gmail.com